For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203) 740-5610 tdewar@photronics.com
Press Release

Photronics Reports Fourth Quarter Fiscal 2015 Results

●	Record quarterly sales of $141.7 million, up 14% compared with last year and the sixth consecutive quarter of year-over-year revenue growth
●	Net income rose to $18.6 million ($0.25 per diluted share)
●	Gross margin of 31.5% and operating margin of 19.2%, driven by high incremental margins

●	High-End IC and FPD increased 49% and 48% Y/Y, respectively
●	EBITDA of $50 million, up 54% from Q414
●	Net cash of $73 million, up $23 million from 2014, providing financial strength and flexibility to fund growth

BROOKFIELD, Connecticut – December 2, 2015 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2015 fourth quarter and fiscal year ended November 1, 2015.

Fourth quarter sales were $141.7 million, a sequential increase of 8% and up 14% compared with last year. Sales of semiconductor photomasks were $111.5 million, up 12% compared with the fourth quarter of 2014, and sales of flat panel display (FPD) photomasks were $30.2 million, up 21% compared with last year. Net income attributable to Photronics, Inc. shareholders was $18.6 million, or $0.25 per diluted share, compared with $4.3 million, or $0.07 per diluted share, for the fourth quarter of 2014.

"We benefited from very strong demand for High– End photomasks in both IC and FPD," stated Peter Kirlin, chief executive officer. "High-End memory and flat panel display have been strong all year, and those trends continued through the fourth quarter. High-End logic also contributed as customers introduced new designs at advanced nodes. Coupled with these strong demand drivers, we realized a high level of operating leverage, allowing us to deliver strong bottom line growth. Finally, our net cash position expanded to $73 million, providing additional flexibility as we look to invest in our future and increase shareholder value. Needless to say, I’m very pleased with these results and the performance by everyone in the organization to achieve them."

Full Year Results

Sales for fiscal year 2015 were a record $524.2 million, growing 15% over fiscal year 2014. Sales of IC photomasks increased 19% while sales of FPD photomasks were up 1%. Non-GAAP net income attributable to Photronics, Inc. shareholders for fiscal 2015 was a record $45.5 million, or $0.64 per diluted share, compared with $12.1 million, or $0.19 per diluted share, in fiscal 2014.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

●	Financing expenses in fiscal 2015 related to the exchange of convertible senior notes are excluded because they are not a part of ongoing operations.
●	Non-cash acquisition gain and transaction expenses in fiscal 2014 related to the joint venture, PDMC, in Taiwan are excluded because they are not part of ongoing operations.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Conference Call

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern Time on Thursday, December 3, 2015. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is (408) 774-4601. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

18-2015